April 27, 2009

Johnson Mutual Funds Trust
3777 West Fork Road
Cincinnati, Ohio  45247

Re:           Johnson Mutual Funds Trust, Files Nos. 33-52970 and 811-7254

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 28 to the Johnson Mutual Funds Trust Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 29 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine

THOMPSON HINE LLP